EXCLUSIVE DISTRIBUTION AGREEMENT

Exhibit 10.8

This exclusive distribution agreement (“Agreement”) is made the            day of June 2006, between Avasoft, Inc., a California corporation ("Avasoft"), and Piancone Group International, a Nevada corporation organized and existing under the laws of Nevada ("Piancone").

RECITALS

WHEREAS, Avasoft markets, and sells an innovative system of soft serve ice cream delivery which Piancone desires to distribute in the Territory (as defined herein);

WHEREAS, Piancone has represented that it possesses the necessary expertise, equipment, facilities and sales organization to promote and sell such Products in the Territory;

WHEREAS, Avasoft is willing to appoint Piancone and Piancone is willing to accept appointment as Avasoft's exclusive distributor of the Products (as defined herein) in the Territory (as defined herein) on the terms and subject to the conditions set forth in this agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth and for other valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the following words, terms and phrases, where written with an initial capital letter, shall have the meanings assigned to them in this Article I unless the context requires otherwise:

1.1

Affiliate.  "Affiliate" means, when used with reference to a person or entity, any company that is controlled by, or which controls or is under common control with, such person or entity.

1.3

Commitment.  “Commitment” means that during the term of this Agreement that Piancone contractually commits to purchase certain Product Minimums as set defined in Section 1.8.

1.4

Confidential Information. "Confidential Information" means all information (whether oral, written or electronic and whether or not such information is expressly designated by the parties as confidential) which has been or is hereafter disclosed by the parties, directly or indirectly, regardless of the form or manner in which it is disclosed, related in any way to the parties’ or Affiliates' markets, customers, products, patents, inventions, trade secrets, procedures, methods, designs, strategies, plans, assets, liabilities, costs, revenues, profits, organization, employees, agents, distributors, suppliers, or business in general.

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1.5

Customer.  "Customer" means any actual or potential purchaser of the Products in the Territory.

1.6

Distributor Price.  "Distributor Price" has the meaning assigned to such term in Section 7.1 hereof.

1.7

Exclusive Distributor.   “Exclusive Distributor” means Avasoft shall appoint Piancone to act as its sole distributor of the Products in the Territory.

1.8

Minimums.  “Minimums” means that during the term of this Agreement Piancone shall purchase not less than Forty-Eight Thousand (48,000) cases per annum or Four Thousand (4,000) cases per month of Avasoft Brand ice cream products and one thousand (1,000) Avasoft Brand machines from Avasoft or any present or future subsidiaries or affiliates of Avasoft, unless the Commitment is reduced or terminated as provided in this Agreement.

1.9

Products.  "Products" mean the Avasoft Brand products listed in Exhibit A hereto.  Avasoft may, in its sole and absolute discretion and without incurring any liability or obligation to Piancone, amend Exhibit A from time to time if any product or line of products listed therein is discontinued or Avasoft ceases to offer such product or line of products in the territory for technical, marketing or other reasons.  Avasoft shall give Piancone written notice of any such amendment.

1.10

Quality Standards.  "Quality Standards" shall have the meaning assigned to such term in Section 6.1 hereof.

1.11

Sample Product.  “Sample Product” shall mean Avasoft shall provide Piancone certain sample products as an incentive to purchase Products pursuant to Avasoft’s Machine Incentive Program, as adjusted by Avasoft from time to time, with each pallet of Avasoft Brand ice cream product and machine ordered (refer to Section 4.5 below).

1.12

Territory.  "Territory" means the entire country of Mexico, exclusive of the Avasoft Brand as set forth in Products in Exhibit “A”.

1.14

Trademarks.  "Trademarks" means the trademarks of Avasoft listed in Exhibit B hereto.  In those particular classes which Avasoft or its affiliates have registered or have been licensed to use or sublicense such trademarks in the territory.  Avasoft may, in its sole and absolute discretion, amend Exhibit B to correspond to any changes in such trademarks or to any changes in the products listed in Exhibit A.  Avasoft shall give Piancone written notice of any such amendment.

Unless otherwise specified, all references herein to numbered articles, sections or exhibits refer to the corresponding articles, sections, or exhibits of this Agreement.

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ARTICLE II

SCOPE

Avasoft hereby appoints Piancone, and Piancone hereby accepts appointment as Avasoft's exclusive distributor, during the term of this Agreement, with the right to buy the Products (as defined in Section 1.9 hereto) from Avasoft and to resell or otherwise distribute the Products to Customers in the Territory, subject to all the terms and conditions of this Agreement.  Nothing in this Agreement is intended, nor shall be construed, to limit the right of Avasoft to appoint one or more other distributor to sell and distribute the Products to any party outside of the Territory.

ARTICLE III

GENERAL OBLIGATIONS OF PIANCONE

3.1

Sales and Distribution.  In connection with its appointment as Avasoft's Exclusive Distributor hereunder, and its sale and distribution of Products, Piancone shall:

a.

Best Efforts.  Use its best efforts to further the promotion, distribution and sale of Products in the Territory, including, but not limited to, ensuring that Customers in the Territory carry adequate stocks of and permanently display the Products;

b.

Active Participation.  Participate actively in sales and merchandising programs prepared by Avasoft;

c.

Respond and Process Promptly. Respond promptly to all inquiries from Customers, including complaints, and process all orders and effect with any off shipments of Products in a timely fashion;

d.

Quality Control Standards.  Follow the same quality control standards with respect to the storage, preservation, sale and use of Products as followed by Avasoft and communicated to Piancone by Avasoft from time to time.

e.

Adequate Facilities.  Have and maintain adequate distribution and transportation facilities to satisfy the Quality Control Standards referred to above.

f.

Professional Conduct.  Conduct its business in a professional manner that reflects positively upon Avasoft and the Products.

3.2

Promotion.  Piancone shall diligently undertake to promote the Products in the Territory.  From time to time, Avasoft may authorize Piancone in writing to conduct certain promotions.  Piancone agrees that it will participate in such promotions and will follow all reasonable instructions Avasoft issues respecting such promotions.  Piancone shall use or display the Trademarks in all promotions undertaken by Piancone pursuant to this Section 3.2 or otherwise in the Territory in strict accordance with Article X of this Agreement.

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3.3

Expenses.  Piancone assumes full responsibility for all costs and expenses that Piancone incurs in promoting, marketing, distributing and selling the Products in the Territory or otherwise in carrying out its obligations under this Agreement.

3.4

Taxes.  Avasoft shall not be responsible for any taxes, contributions or duties in the Territory by reason of Piancone’s execution and performance of this Agreement or arising from payments made or the importation of Products under this Agreement.

3.5

Import Documentation and Government Approval.  Piancone is responsible for obtaining all health registration permits and product registration permits for Products that are required to be obtained in the Territory plus  all licenses and permits and for satisfying all formalities as may be required to import Products into the Territory in accordance with the then prevailing laws and regulations.

3.6

Piancone's Operations.  Piancone represents and warrants as of the date of this Agreement it possesses all licenses, permits and approvals and the commercial and financial resources necessary to effectively distribute, market and sell the Products throughout the entire Territory.

3.9

Customer Complaints and Product Recalls.  Piancone shall provide Avasoft with periodic reports summarizing any consumer complaints regarding the Products, and upon request of Avasoft, Piancone shall investigate any such complaint.  Piancone shall be responsible for handling all consumer complaints; provided, however, that, in light of Avasoft's or Avasoft's Affiliates' ownership of the Trademarks, Avasoft hereby authorized Piancone to take such action with respect to any such complaint that Avasoft deems reasonable under the circumstances.

ARTICLE IV

ORDERS FOR PRODUCTS

4.1

Purchase Orders.  Piancone shall submit purchase orders for the Products to Avasoft at the address provided to Piancone by Avasoft from time to time, which orders shall set forth (i) identification of the Products ordered, (ii) quantities of such Products, (iii) desired delivery dates, and (iv) shipping instructions and shipping address.  All purchase orders delivered by Piancone shall be received by Avasoft at least   ten (10) business days (lead time) prior to the delivery dates requested in the order.

4.2

Acceptance of Orders.  All purchase orders from Piancone are subject to acceptance in writing by Avasoft.  Each purchase order shall be deemed an offer by Piancone to purchase Products pursuant to the term of this Agreement and, upon acceptance by Avasoft either in whole or in part as herein above provided, shall give rise to a contract under the terms set forth herein.

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4.3

Delivery Terms.  Unless otherwise agreed to by the parties, all deliveries of Product hereunder shall be made to Piancone's San Diego warehouse or such location within San Diego County as may be designated by Piancone or to such ship to and bill to locations as Piancone shall designate.  Products ordered by Piancone shall be delivered in refrigerated trailer(s) which will be utilized by Piancone to import Product.  Piancone agrees to procure and pay for insurance coverage acceptable to Avasoft in connection with delivery.

4.4

Forecasts.  At the end of each calendar quarter, Piancone shall provide Avasoft with a non-binding forecast of Piancone’s orders for the remaining quarters of this Agreement.  Piancone shall provide two (2) monthly binding forecasts to Avasoft of Piancone’s orders on the first (1st) and fifteenth (15th) of every month, unless such day shall fall on a weekend, in which case the binding forecast is due on the Friday before the first (1st) and fifteenth (15th) of that month.

4.5

Sample Product.  Pursuant to Avasoft’s Machine Incentive Program as amended from time to time, Avasoft shall provide Piancone certain sample products as an incentive to purchase Products, as adjusted by Avasoft from time to time, with each pallet of Avasoft Brand ice cream product and machine ordered.  Refer to Exhibit C for the details of the Avasoft’s Machine Incentive Program.

ARTICLE V

GENERAL OBLIGATIONS OF AVASOFT

5.1

Best Efforts.  Avasoft will employ its best efforts to fill Piancone’s orders within a ten (10) business day lead time.

5.2

Direct All Inquiries to Piancone.  Avasoft shall direct all inquiries from persons interested in purchasing Avasoft’s products for sale or resale within the territory to Piancone and shall list Piancone’s on its website as Avasoft’s designated and Exclusive Distributor in the territory.

ARTICLE VI

QUALITY CONTROL

6.1

Quality Standards.  Avasoft distributes, sells and authorizes the distribution and sale of its Products in accordance with strict Quality Standards in the United States.  In connection with all distribution and sale of the Products pursuant to this Agreement, Avasoft shall comply in all respects with the same standards of quality in connection with the Product sold to Piancone hereunder.

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6.2

Quality Assurance Activities.  Piancone shall carry out all reasonable quality assurance activities required to ensure compliance with Avasoft's Quality Standards and other quality guidelines, procedures and/or provisions set forth by supplier from time to time.  Such activities include, without limitation, the following: (i) observance of Avasoft's code-date requirements; (ii) proper handling and protection from damage, including damage due to incorrectly maintained temperatures, of all Products and containers for the Products; (iii) maintenance of clean and sanitary operations; (iv) provision of services, including stocking and stock rotation, at the location of Piancone's customers and accounts to ensure that all Products for sale or sold to consumers are subject only to properly maintained temperatures and are not subject to spoilage.

6.3

Reputation and Goodwill.  In all of their respective operations, including the sale and distribution of the Products pursuant to this Agreement, the parties shall not take any action that undermines or prejudices the reputation and goodwill enjoyed by each other respecting the Products or Trademarks.

VII

PRICES AND PAYMENTS

7.1

Prices.  "Distributor Prices" means the prices quoted by Avasoft from its then current U.S. Distributor Price list to Piancone from time to time for sales of Product to Piancone within the Territory pursuant to this Agreement.  All such Piancone prices shall be quoted in United States dollars.  In no event shall the prices charged by Avasoft be greater than the prices quoted on Avasoft’s U.S. Distributor Price list.  Avasoft shall provide Piancone at least seven (7) days advance notice before increasing the price of any Product sold by Avasoft to Piancone.

7.2

Payment Terms.  The Products purchased by Piancone hereunder shall be paid for in U.S. Dollars with a one (1%) discount if paid within ten (10) days and net within thirty (30) days of purchase.  Avasoft agrees to permit Piancone to purchase Products on an open account.  All invoices and payments hereunder shall be denominated in United States dollars.

7.3

Resell Prices. Piancone may resell Products at such prices as Piancone shall determine in its sole discretion.

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ARTICLE VIII

ACCEPTANCE/WARRANTY

8.1

Acceptance of Products.  If any shortage, damage or discrepancy in or to a shipment of Products occurs, Piancone shall promptly report the same to Avasoft and furnish such written evidence or other documentation that Avasoft may require.  Avasoft shall not be liable for any such shortage, damage or discrepancy unless Avasoft has received notice and substantiating evidence thereof from Piancone within thirty (30) days of Piancone's receipt of the Products.  If the substantiating evidence delivered by Piancone demonstrates to the Avasoft's satisfaction that Avasoft is responsible for such shortage, damage or discrepancy, Avasoft shall promptly deliver additional or substitute Products to Piancone in accordance with the delivery procedures set forth herein; provided, however, that Avasoft shall in no event be liable for any additional costs, expenses or damages incurred by Piancone directly or indirectly as a result of such shortage, damage or discrepancy in or to a shipment of Products, except for additional freight, insurance or customs duties incurred by Piancone in connection with the additional or substitute Products delivered by Avasoft to Piancone as a result of such shortage, damage or discrepancy.  Piancone shall, in accordance with the instructions of Avasoft, dispose of or return any damages or incorrectly delivered Products.  If Piancone fails to dispose or return such Products promptly (but in no event more than ten (10) days following) after receipt of Avasoft's instructions, Avasoft may withhold delivery of substitute Products.

8.2

Product Warranty.  Avasoft warrants that all Products delivered hereunder will be in a saleable and consumable condition at the time of delivery to Piancone.  Such warranty is given solely for the benefit of Piancone and not for the benefit of any third party, whether or not a purchaser of Products from Piancone.

8.3

Notice of Warranty Claims.  Warranty claims hereunder must (i) be in promptly and in writing; (ii) recite the nature and details of the claim, the date the cause of the claim was first observed and the serial number of the Product concerned; and (iii) be received by Avasoft no later than 15 days after the delivery of the Products to Piancone.

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ARTICLE IX

CONFIDENTIALITY

9.1

Obligation of Confidentiality.  Piancone acknowledges that a confidential relationship exists between Piancone and Avasoft by virtue of the relationship contemplated by this Agreement.  Piancone acknowledges and agrees that all Avasoft Information is confidential and proprietary to Avasoft.  Piancone agrees to hold all Avasoft Information in strict confidence and agrees not to disclose any such information to others or use such information in any way, commercially or otherwise, either before or after the termination or expiration of this Agreement, without the prior written consent of the Avasoft.  Piancone further agrees to take all action necessary to protect the confidentiality and proprietary nature of Avasoft Information, and to prevent the unauthorized use for copying of such information.  Upon the expiration or termination of this Agreement, Piancone shall return all written, recorded or machine readable Avasoft Information and all copies thereof to Avasoft.  Avasoft's obligations under this Section 9.1 shall survive this Agreement for as long as is legally permissible under the laws of the Territory or the laws of the State of California, whichever is longer in duration.  Piancone shall take all reasonable steps to prevent its employers and all other persons from disclosing any Avasoft Information to third parties.

Avasoft acknowledges that a confidential relationship exists between Avasoft and Piancone by virtue of the relationship contemplated by this Agreement.  Avasoft acknowledges and agrees that all Piancone Information is confidential and proprietary to Piancone.  Avasoft agrees to hold all Piancone Information in strict confidence and agrees not to disclose any such information to others or use such information in any way, commercially or otherwise, either before or after the termination or expiration of this Agreement, without the prior written consent of the Piancone.  Avasoft further agrees to take all action necessary to protect the confidentiality and proprietary nature of Piancone Information, and to prevent the unauthorized use for copying of such information.  Upon the expiration or termination of this Agreement, Avasoft shall return all written, recorded or machine readable Piancone Information and all copies thereof to Piancone.  Piancone's obligations under this Section 9.1 shall survive this Agreement for as long as is legally permissible under the laws of the Territory or the laws of the State of California, whichever is longer in duration.  Avasoft shall take all reasonable steps to prevent its employers and all other persons from disclosing any Piancone Information to third parties.

9.2

Exceptions to Obligation of Confidentiality.  The obligations of the parties as set forth in Section 9.1 hereof shall not apply to information which (i) at or prior to the time of disclosure or thereafter was or becomes publicly available through no fault of the acquiring party; (ii) was rightfully acquired, as evidenced in writing from a third party subsequent to disclosure who was not, to the knowledge of the acquiring party, in breach of a confidential relationship to Avasoft or Piancone; (iii) was legally in possession of the information of the acquiring party prior to the time of the disclosure as evidenced in the writing, or (iv) is required to be disclosed by law or any binding judgment, order or requirement of any court or other competent authority.

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9.3

Violations of Obligation of Confidentiality.  Each party agrees that the restrictions imposed by this Article IX are fair, reasonable and necessary and that the failure of any party to comply with this Article IX will cause substantial injury and damage to the other party.  Each party further agrees that the remedies at law available to the parties for breach of this Article IX are inadequate, and that injunctive or equitable relief shall be available to each party to enforce the restrictions and covenants set forth in this Article IX against the other party.  In addition, each party agrees to take all actions, including but not limited to, instituting judicial proceedings, necessary to comply and to compel compliance with the provisions of this Article IX and the provisions of any written commitments or agreements and pursuant to this Article IX.

ARTICLE X

TRADEMARKS

10.1

Use of Avasoft's Trademarks.  Avasoft hereby consents to Piancone's use of Avasoft's Trademarks during the terms of this Agreement solely for the purpose of marketing Avasoft's Products in the Territory.  Such use of Avasoft's Trademarks may include, but not be limited to, utilizing Avasoft's name and/or logo on signage and on promotional materials provided in retail stores where Avasoft's Products are sold.

10.2

No Impairment.  Piancone shall not directly or indirectly, at any time during the time of this Agreement or thereafter, do, cause or permit to be done, any act in any way impairs or intends to impairs Avasoft's right, title or interest in the Trademarks and shall not associate such Trademarks with any Products or services not protected by such Trademarks or with any distinctive design or industrial property which is not previously approved by Avasoft or the relevant Affiliate of Avasoft in writing.

10.3

Termination of Use.  Piancone acknowledges Avasoft's and Avasoft's Affiliates' proprietary rights in and to the Trademarks and any trade names regularly applied by Avasoft or its Affiliates to the Products, and Piancone hereby waives in favor of Avasoft and Avasoft's Affiliates all rights to any Trademarks, trade names and logo types now or hereafter originated by Avasoft or its Affiliates.  On termination of this Agreement, Piancone shall cease using any and all of Avasoft's or Avasoft's Affiliates Trademarks and trade names.

ARTICLE XI

TERM AND TERMINATION

11.1

Term.  This Agreement shall take effect as of the date first written above and shall expire in one (1) year ("initial term").  Upon expiration of the initial term, this Agreement shall automatically be renewed for an additional period of one (1) year (the "renewal term") unless Piancone shall have given Avasoft written notice of its non-renewal of this Agreement at least sixty (60) days prior to the expiration of the initial term.

11.2

Termination.  Not withstanding the provisions of Section 11.1, this Agreement may be terminated in accordance with the following provisions:

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a.

Either party may terminate this Agreement upon the breach of the other party of this Agreement by giving notice in writing to the other party, which notice shall be effective upon dispatch.

b.

Bankruptcy. This Agreement shall terminate automatically in the event that the other party undergoes bankruptcy.  "Bankruptcy" with respect to such other party means the occurrence of any of the following events: (i) Commencement of a voluntary case or other proceeding seeking winding up, liquidation, debt consolidation or other relief with respect to itself or its debts; (ii) Consent to any such relief or to the appointment of or taking possession by any official in an involuntary case or other proceeding commenced against it; (iii) Makes a general assignment for the benefit of creditors; or (iv) Takes any action to authorize an involuntary case or other proceeding for reorganization or other relief with respect to its debts and such involuntary or other proceeding remains undismissed and unstayed for a period of sixty (60) consecutive days.

 c.

Notice.  Either party hereto may terminate this Agreement upon written notice to the other if the other party is in material breach of this Agreement, such notice to be effective (i) immediately, if such breach is not capable of being cured within thirty (30) days of such notice or (ii) thirty (30) days after delivery of such notice, if such breach is capable of being cured and the other party shall have failed to cure such breach to the reasonable satisfaction of the non-breaching party within such thirty (30) day period.

ARTICLE XII

DISPUTE RESOLUTION

12.1

Mediation.  The parties agree that they shall endeavor to settle any dispute that arises under this Agreement by Mediation.  The parties will select a third party neutral to conduct the mediation.  In the event that the parties cannot agree on a third party neutral to conduct the Mediation, the parties hereby agree to use a third party neutral referred by the American Arbitration Association who will conduct the mediation under the American Arbitration Association rules for Mediation. The cost of the mediation shall be equally divided between the parties.  Any controversy or claim arising out of or relating to this Agreement that has failed to settle under mediation, shall be settled by arbitration in accordance with Section 12.2 of this Agreement.

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12.2

Arbitration.  Any dispute, controversy or claim arising out of or relating to this Agreement shall be finally settled by arbitration in Sacramento, California, United States of America, in accordance with the American Arbitration Association rules in effect at the time of the commencement of the arbitration.  The arbitration shall be conducted in the English language and the number of arbitrators shall be three (3), unless the parties are able to agree upon a single arbitrator.  In the absence of such an agreement, within ten (10) days after the initiation of an arbitration proceeding, Avasoft and Piancone shall each select one arbitrator, and such arbitrator shall, within ten (10) days of their selection, select a third arbitrator.  In the event that the arbitrators do not select a third arbitrator within such ten-day period, and unless otherwise agreed by the parties, a third arbitrator shall be selected in accordance with the applicable American Arbitration Association rules.  The decision in writing of at least two of the three arbitrators shall be final and binding and any judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction over the parties or their assets.

12.3

Choice of Law.  This Agreement shall be governed by and interpreted and construed in accordance with the laws of California, which shall be the proper law of this Agreement, notwithstanding any conflict of law, rules or principles therein contained under which any of the law would be applicable.

ARTICLE XIII

INDEMNIFICATION AND INSURANCE

13.1

Indemnification by Piancone.  Piancone agrees to indemnify Avasoft, its Affiliates and their respective directors, officers, agents and employees and to hold each of them harmless in all respects, including for any loss, liability, deficiency, damage, expense or cost from and against any and all claims, demands, suits or causes of action of whatever kind or nature and resulting settlements and awards of judgments arising directly or indirectly out of any act or omission or alleged activity of Piancone in connection with any of the Products or any of Piancone's obligations under this Agreement.

13.2

Indemnification by Avasoft.  Avasoft agrees to indemnify Piancone, its Affiliates and their respective directors, officers, agents and employees and to hold each of them harmless in all respects, including for any loss, liability, deficiency, damage, expense or cost from and against any and all claims, demands, suits or causes of action of whatever kind or nature and resulting settlements and awards of judgments arising directly or indirectly out of any act or omission or alleged activity of Avasoft in connection with any of the Products or any of Avasoft's obligations under this Agreement.

13.3

Insurance.  The Piancone shall, at its own expense, obtain and maintain throughout the term of this Agreement, insurance policies which cover its activities under this Agreement, from a duly registered insurance company in the Territory.  Such insurance policies and the insurance company shall be subject to the written approval of Avasoft.  In furtherance of the foregoing, Piancone shall obtain all insurance coverage required by applicable law in the territory.  In addition, Piancone shall obtain, at a minimum, a comprehensive, general and automobile liability insurance policy covering bodily injuries, including death and property damage, and all risk cargo insurance covering Piancone's liability for loss or damage of goods transported, including the Products.

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13.4

Product Liability Insurance.  Avasoft shall, at its own expense, obtain and maintain throughout the terms of this Agreement, adequate product liability insurance covering the Products sold by Avasoft to Piancone and shall provide Distributor with written evidence of such actions.

13.5

Survival.  The provisions of this Section 13 shall survive any termination or expiration of this Agreement

ARTICLE XIV

GENERAL

14.1

Relationship.  This Agreement does not make either party the employee, agent or legal representative of the other for any purpose whatsoever.  Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party.  In fulfilling its obligations pursuant to this Agreement, each party shall be acting as an independent contractor.

14.2

Assignment.  Piancone may assign or sublicense any or all of its rights or delegate any of its duties under this Agreement to such Sub-distributors that Piancone deems necessary to carry out its Distribution of Avasoft’s products.  Avasoft may not assign any or all of its rights or delegate any of its duties under this Agreement without the consent of Piancone.  Any prohibitive assignment shall be null and void.

14.3

Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing and in English. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

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If to Piancone:	Copy to:
Sandro Piancone, CEO
Piancone Group International, Inc.		Piancone Group International, Inc.
203 Main Street		203 Main Street
Vista, California 92083		Vista, California 92083
619.661.0458 telephone		619.661.0458 telephone
619.661.9735 facsimile		619.661.9735 facsimile

If to Avasoft:	Copy to:
Art Morley, President, Sales		Robert C Duncan, CFO
Avasoft, Inc.		Avasoft, Inc.
2206 Plaza Drive Suite 150		2206 Plaza Drive Suite 150
Rocklin, CA 95765		Rocklin, CA 95765
916.771.0900 telephone		916.771.0900 telephone
916.771.2233 facsimile		916.771.2233 facsimile

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party written notice in the manner herein set forth.

14.4

Entire Agreement.  This Agreement, including the Exhibits attached hereto and incorporated as an integral part of this Agreement, constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all previous agreements by and between the parties hereto and all proposals, oral or written, and all negotiations, conversations or discussions heretofore had between the parties related to this Agreement.

14.5

Amendment.  This Agreement shall not be modified, amended, rescinded or canceled in whole or in part, except by written amendment signed by the parties hereto.

14.6

Publicity.  This Agreement is confidential and no party shall issue any press release, announcement or other disclosure related to this Agreement or the transactions contemplated herein without the advance written approval of the other party except to the extent that either party in good faith believes that such disclosure is required by law.

14.7

Severability.  The parties agree that if any provision of this Agreement is construed in two ways, one of which would render that provision illegal or otherwise void or unenforceable, and the other of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.  The provisions of this Agreement are severable and this Agreement shall be interpreted and enforced as if all completely invalid or unenforceable provisions are not contained in this Agreement and partially valid and enforceable provisions shall be enforced to the extent that they are valid and enforceable.

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14.8

Independent Advice.  Each party acknowledges that they have each obtained independent and professional advice regarding all aspects of this Agreement and that each party has satisfied itself on all relevant matters before entering into this Agreement.

14.9

Counterparts.  This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original, but all of which together shall constitute one agreement which shall be binding on all the parties hereto.

14.10

Headings.  The article, section, and paragraph titles and headings contained in this Agreement are inserted as matter of convenience and for ease of reference only and shall be disregarded for all other purposes, including the construction or enforcement of this Agreement or any of its provisions.

14.11

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.  This Agreement shall become effective as of the Effective Date hereof, and thereafter shall be binding upon and inure to the benefit of each of the parties' respective successors, heirs, assignees, and personal representatives.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first written above.

AVASOFT, INC.		PIANCONE GROUP INC.

By:		By:

Name:	/s/ Art Morley	Name:	/s/ Sandro Piancone

Title:	President, Sales	Title:	CEO

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EXHIBIT A PRODUCTS

Avasoft Brand Machines

Avasoft currently offers customers a standard lease price of Two Hundred and fifty dollars ($250) U.S. (“Standard Lease Price”).  [***]

Avasoft Brand Product

Avasoft currently offer five (5) flavors of ice cream in two (2) fat content levels, with the ability to offer any flavor, as well as other product lines, such as frozen yogurt   Refer to Avasoft’s current US Distributor Price List.

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EXHIBIT B TRADEMARKS AND PATENTS

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EXHIBIT C AVASOFT MACHINE INCENTIVE PROGRAMS DISTRIBUTOR 2006

Avasoft will offer Piancone certain incentives pursuant to Avasoft’s Machine Incentive Program as amended from time to time.  As of the Effective Date of the parties Exclusive Distribution Agreement, the terms are as follows (and will be subject to change from time to time):

Machine Incentive

Avasoft currently offers customers a standard lease price of Two Hundred and fifty dollars ($250) U.S. (“Standard Lease Price”).  [***]

In conjunction with an Avasoft machine lease, Avasoft offers the following distributor incentives:

The Distributor is solely responsible for any reduction in the machine lease amount, and not Avasoft.

Distributor will receive one (1) free case of product per pallet with their first order and will receive an additional free case with each machine that they purchase in the future.

This free case is intended to be used as demo product or can be used also as an additional machine incentive for the customer.

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EXHIBIT D AVASOFT PRODUCT WARRANTY

 Avasoft warrants that, for a period of one (1) year from the date of delivery (the “Warranty Period”), the dispenser manufactured by it will be free from defects in workmanship and materials provided the dispenser is used in the manner and in the environment for which it was manufactured.

DISCLAIMERS AND LIMITATIONS. OTHER THAN AS SET FORTH ABOVE, AVASOFT SPECIFICALLY DISCLAIMS ALL EXPRESS AND IMPLIED WARRANTIES, INCLUDING BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE OR USE. This warranty does not extend to repairs or alterations undertaken without the prior written consent of Avasoft or for goods that are misused, abused or neglected or if the goods are not properly stored, maintained, installed or operated. AVASOFT SHALL NOT BE LIABLE FOR INCIDENTAL, SPECIAL, INDIRECT, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES RESULTING FROM THE USE OF THE GOODS OR ARISING OUT OF ANY BREACH OF THIS WARRANTY; INCLUDING BUT NOT LIMITED TO DAMAGE TO PROPERTY OR LOSS OF PROFITS OR REVENUE.

CLAIMS ADMINISTRATION. All warranty claims must be made by calling our customer service department at (888) 778-3391 during the Warranty Period.  The model, serial number, date of purchase and a brief description of the problem must be provided.  Avasoft will not pay shipping outside the United States.  If required, Avasoft will deliver a replacement dispenser within three (3) working days when a major credit card is used for a deposit.  Freight collect shipping labels will be included to return the defective dispenser, which must be returned clean within thirty days after receipt of the replacement dispenser to avoid charges.  Should the defect be a result of customer negligence, the credit card will be charged for necessary parts, labor, shipping, and cleaning if required.

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